CERTIFICATE OF AMENDMENTOF
ARTICLES OF INCORPORATION OF
                                                                                 SUPERTEX, INC.                                       OCT28 1988

Henry C. Pao and John B. Goodrich certify that:

1. They are the President and Assistant Secretary

respectively, of Supertex, Inc., a California corporation.

2. The Articles of Incorporation of this corporation are amended to add the following Article V

FIFTH

Section 1.  Limitation of Directors' Liability.  The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Section 2.  Indemnification of Corporate Agents. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California General Corporation Law) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by such Section 317, subject to the limits set forth in Section 204 of the California Genera1 Corporation Law with respect to actions for breach of duty to the corporation and its shareholders.

Section 3.  Repeal or Modification.  Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification."

3. The foregoing Amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing Amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the Corporations Code.  The total number of outstanding shares of the corporation was 12,162,999 shares of Common Stock as of the record date for shareholder approval.  The number of shares voting in favor of the Amendment equaled or exceeded the vote required.  The percentage vote required was more than 50% of the outstanding stock.

We further declare under penalty of perjury under the laws of the state of California that the matters set forth in this Certificate are true and correct of our own knowledge.
[Missing Graphic Reference]
John B. Goodrich, Assistant Secretary

Date: October 14, 1983

John B. Goodrich, Assistant Secretary

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